Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

August 17, 2016

Manitowoc Foodservice, Inc.

2227 Welbilt Boulevard

New Port Richey, Florida 34655

Ladies and Gentlemen:

We have acted as counsel for Manitowoc Foodservice, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) the Company’s 9.500% Senior Notes due 2024 (the “Original Notes”), which were issued in transactions exempt from the registration requirements of the Securities Act, for an equal principal amount of the Company’s new 9.500% Senior Notes due 2024, which are subject to the Registration Statement (the “New Notes”). The New Notes will be jointly, severally, fully and unconditionally guaranteed (the “New Note Guarantees”) by each of the following direct or indirect wholly-owned subsidiaries of the Company: Appliance Scientific, Inc., a Delaware corporation; Berisford Property Development (USA) Ltd., a New York corporation; Charles Needham Industries Inc., a Texas corporation; Cleveland Range, LLC, a Delaware limited liability company; The Delfield Company LLC, a Delaware limited liability company; Enodis Corporation, a Delaware corporation; Enodis Group Holdings US, Inc., a Delaware corporation; Enodis Holdings, Inc., a Delaware corporation; Enodis Technology Center, Inc., a Delaware corporation; Frymaster L.L.C., a Louisiana limited liability company; Garland Commercial Industries LLC, a Delaware limited liability company; Kysor Business Trust, a Delaware trust; Kysor Holdings, Inc., a Delaware corporation; Kysor Industrial Corporation, a Michigan corporation; Kysor Industrial Corporation, a Nevada corporation; Kysor Nevada Holding Corp., a Nevada corporation; Landis Holdings LLC, a Delaware limited liability company; Manitowoc Equipment Works, Inc., a Nevada corporation; Manitowoc Foodservice Companies, LLC, a Wisconsin limited liability company; Manitowoc Foodservice Holding, Inc., a Wisconsin corporation; Manitowoc FP, Inc., a Nevada corporation; Manitowoc FSG International Holdings, Inc., a Nevada corporation; Manitowoc FSG Operations, LLC, a Nevada limited liability company; Manitowoc FSG U.S. Holding, LLC, a Delaware limited liability company; McCann’s Engineering & Manufacturing Co., LLC, a California limited liability company; MTW County Limited, a UK and Delaware limited liability company; Welbilt Corporation, a Delaware corporation; Welbilt Holding Company, a Delaware corporation; and Westran Corporation, a Michigan corporation (collectively, the “Guarantors”). The Original Notes were issued pursuant to an indenture (the “Original Indenture”), dated February 18, 2016, among the Company (as successor

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Manitowoc Foodservice, Inc.

August 17, 2016

by merger to MTW Foodservice Escrow Corp.), the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Company assumed the obligations of MTW Foodservice Escrow Corp. under the indenture by entering into a supplemental indenture, dated March 3, 2016 (the “Supplemental Indenture”), in connection with the merger of MTW Foodservice Escrow Corp. with and into the Company. We refer to the Original Indenture, as amended and supplemented by the Supplemental Indenture, as the “Indenture.” The New Notes will be issued under and governed by the Indenture.

In connection with our opinion, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference); (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws; (c) each Guarantor’s Certificate or Articles of Incorporation, Organization or Formation, each as amended to date; (d) each Guarantor’s Bylaws or other governing document, each as amended to date; (e) the Indenture; (f) the forms of the New Notes and New Note Guarantees; and (g) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and the matters set forth herein, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The New Notes, when duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2. The New Note Guarantees, when the New Notes are duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and valid and binding obligations of the Guarantors enforceable in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other comparable laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Manitowoc Foodservice, Inc.

August 17, 2016

We are qualified to practice law in the States of Wisconsin, Texas, Michigan, California and New York and we do not purport to be experts on the law other than that of the States of Wisconsin, Texas, Michigan, California and New York, the Delaware General Corporation Law, and the federal laws of the United States of America. We express no opinion with respect to the laws of any jurisdiction other than the States of Wisconsin, Texas, Michigan, California and New York, the provisions of the Delaware General Corporation Law, and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ FOLEY & LARDNER LLP

FOLEY & LARDNER LLP